Exhibit 10.1

FRANKLIN RESOURCES, INC.

2014 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Franklin Resources, Inc. hereby establishes the Franklin Resources, Inc. 2014 Key Executive Incentive Compensation Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such key employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan shall become effective as of December 10, 2013, the date on which the Plan is adopted by the Board, provided that the Plan is approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company which are present or represented and entitled to vote and voted at the Company’s annual meeting during calendar year 2014, and if the Plan is not so approved by the Company’s shareholders, the Plan and any awards under the Plan shall not be effective, no such awards shall be paid, and the Plan and any such awards shall thereupon be deemed null and void ab initio. From and after the effective date of the Plan, the Company’s 2004 Key Executive Incentive Compensation Plan (the “2004 Plan”) shall be terminated and no further awards shall be made under the 2004 Plan.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. An Actual Award is determined by the Payout Formula for the Performance Period, as applicable, subject to the Committee’s authority under Section 3.6 to adjust the award otherwise determined by the Payout Formula.

2.2 “Award Pool” means the total dollars (if any) designated pursuant to the Plan to fund Actual Awards payable for any Performance Period, and the amount of the Award Pool for any Performance Period shall be equal to 1.25% of PBOI for such Performance Period.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of such Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Beneficiary” means the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant’s death in accordance with Section 4.5 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and received by the Company’s human resources department during the Participant’s lifetime on a Beneficiary Designation form provided by the Company. The submission of a new Beneficiary Designation form shall cancel all prior Beneficiary designations.

2.5 “Board” means the Company’s Board of Directors.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.7 “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m). Notwithstanding the foregoing, the failure of a Committee member to qualify as an “outside director” shall not invalidate the payment of any Actual Award under the Plan.

2.8 “Company” means Franklin Resources, Inc., a Delaware corporation.

2.9 “Determination Date” means as to any Performance Period: (a) the first day of the Performance Period, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.10 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Company from time to time.

2.11 “Maximum Award” means as to any Participant for any Performance Period, the amount equal to 40% of the Award Pool for such Performance Period. The Maximum Award is the maximum amount which may be paid to a Participant pursuant to the Plan for any Performance Period.

2.12 “Participant” means as to any Performance Period, a key employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.13 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.5, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more measures determined by the Committee in its discretion.

2.15 “Performance Period” means the 12-month period beginning on the first day of each fiscal year of the Company, commencing with the fiscal year that began on October 1, 2013.

2.16 “Pre-Bonus Operating Income” or “PBOI” means the consolidated operating income of the Company, calculated before non-operating interest, taxes and extraordinary items, and before the accrual of any Actual Awards under the Plan and any incentive awards under Company’s Amended and Restated Annual Incentive Compensation Plan, or any successor plan, in each case determined in a manner consistent with the Company’s consolidated statement of income for the applicable Performance Period.

2.17 “Retirement” means retirement from service to the Company after reaching age fifty-five (55) with at least ten (10) years of service to the Company or a subsidiary of the Company, including service to any entity that is acquired by the Company or a subsidiary of the Company.

2.18 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section 3.4 and may be (a) expressed as a percentage of his or her Base Salary, (b) expressed as a percentage of the Award Pool, or (c) a specified amount determined by the Committee in accordance with Section 3.4.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the key employees who shall be Participants for any Performance Period. In selecting Participants, the Committee shall choose employees who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods.

3.2 Award Pool. The funding of the Award Pool, if any, for a Performance Period shall be dependent on the Company’s attainment of Pre-Bonus Operating Income for such Performance Period.

3.3 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.4 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.5 Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding any other provision of the Plan to the contrary,(i) in no event shall awards representing more than 100% of the Award Pool for a Performance Period be granted or paid to Participants with respect to such Performance Period, (ii) no individual Participant’s Actual Award under the Plan may exceed the Maximum Award and (iii) the failure for any reason of a Participant to earn all or part of an Actual Award or the reduction of any Participant’s Actual Award by the Committee pursuant to Section 3.6 of the Plan shall not result in any increase in any other Participant’s Actual Award.

3.6 Determination of Actual Awards. After the end of each Performance Period, and before any Actual Award is paid to any Participant, the Committee shall determine and certify in writing (a) the amount of Pre-Bonus Operating Income for such Performance Period, (b) the amount of the Award Pool for such Performance Period and (c) the extent to which the Performance Goals applicable to each Participant for such Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by the Committee by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, but subject to the last sentence of Section 3.5, the Committee, in its sole discretion, may increase, eliminate or reduce the Actual Award payable to any Participant from that which otherwise would be payable under the Payout Formula.

3.7 Termination Prior to the Date the Actual Award for the Performance Period is Paid. If a Participant terminates employment with the Company for any reason after the end of the applicable Performance Period but prior to the date the Actual Award for such Performance Period is paid, the Participant shall be entitled to the payment of the Actual Award for the Performance Period subject to adjustment under Section 3.6 based on the circumstances surrounding such termination of employment.

3.8 Termination Prior to End of the Performance Period for Reasons other than Death, Disability or Retirement. If a Participant terminates employment with the Company prior to the end of the applicable Performance Period for any reason other than death, Disability or Retirement, the Committee shall reduce the Participant’s Actual Award proportionately based on the date of termination (and subject to further adjustment under Section 3.6 based on the circumstances surrounding such termination of employment).

3.9 Termination Prior to the End of the Performance Period Due to Death, Disability or Retirement. If a Participant terminates employment with the Company prior to the end of the applicable Performance Period due to death, Disability or Retirement, the Participant (or in the case of the Participant’s death, the person who acquired the right to payment of the Actual Award pursuant to Section 4.5) shall be entitled to the payment of the Actual Award for the Performance Period subject to adjustment under Section 3.6.

3.10 Leave of Absence. If a Participant is on a leave of absence at any time during a Performance Period, the Committee may reduce his or her Actual Award proportionately based on the duration of the leave of absence (and subject to adjustment under Section 3.6).

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made no later than March 15 of the calendar year following the calendar year which includes the last day of the Performance Period during which the Award was earned, but in all events during such following calendar year.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a stock bonus granted under the Company’s 2002 Universal Stock Incentive Plan (the “2002 Plan”) or successor equity compensation plan (subject to the limit on the maximum number of shares that may be issued under the 2002 Plan or successor equity compensation plan and any additional limitations on the maximum number of shares that may be awarded to any individual in any fiscal or calendar year under the 2002 Plan or successor equity compensation plan, as applicable). The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be defined as provided in the 2002 Plan or successor equity compensation plan. Any shares issued pursuant to a stock bonus granted under the 2002 Plan or successor equity compensation plan may be either fully vested or subject to vesting.

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. Any such arrangement shall be designed in a manner that is intended to be exempt from, or comply with, the requirements of Section 409A of the Code

4.5 Payment in the Event of Death. Subject to Section 3.9, if a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Performance Period, the Actual Award shall be paid to the Participant’s Beneficiary. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to payment of an Actual Award, then the Committee shall direct the payment of such Actual Award to the Participant’s estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent consistent with applicable laws (including the provisions of Section 162(m) of the Code) and the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading.

SECTION 6

GENERAL PROVISIONS

6.1 Nonassignability and Nontransferability. A Participant shall have no right to assign any interest under this Plan. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 4.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws provisions.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

6.6 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.7 Section 409A. The Plan and any payments under the Plan are intended to comply with or be exempt from Section 409A of the Code, and the Plan and any associated documents shall be interpreted and construed in a manner that establishes compliance with (or an exemption from) the requirements of Code Section 409A. Any terms of the Plan that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Plan (or of any award) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent. If, notwithstanding the foregoing provisions of this Section 6.7, any provision of the Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall interpret or reform such provision in a manner intended to avoid the incurrence of any such additional tax or interest; provided that the Company shall maintain, to the extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A. Although the Company intends to administer the Plan so that awards and payments under the Plan will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any award or payment under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of any award or payment under the Plan

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.